                                                                  Exhibit 23(e)

                         Independent Auditors' Consent

The Board of Directors
Progress Energy, Inc.:

   We consent to the incorporation by reference in this registration statement dated January 23, 2002 of Progress Energy, Inc. on Form S-3, of our report dated February 15, 2001, relating to the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation as of December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Progress Energy, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
St. Petersburg, Florida
January 23, 2002